Exhibit 99.1

Armstrong World Industries Completes Sale of EMEA and Pacific Rim

Business to Knauf

LANCASTER, Pa., September 30, 2019 (GLOBE NEWSWIRE) – Armstrong World Industries, Inc. (the “Company” or “AWI”) (NYSE:AWI) today announced that it has completed the sale to Knauf International GmbH (“Knauf”) of certain subsidiaries comprising the EMEA and Pacific Rim businesses of the Company, including the businesses of the WAVE joint venture in EMEA and the Pacific Rim, as well as Armstrong France and WAVE France.

The purchase price of $330 million is subject to customary post-closing adjustments. As previously disclosed, Knauf paid to AWI (i) $250 million of the purchase price on August 1, 2018, and (ii) $80 million of the purchase price on September 15, 2018. As part of the post-closing adjustment process, these purchase price payments will be credited against the total consideration payable at closing. The Company does not expect the net impact of post-closing adjustments to be material.

“We are pleased to have concluded the sale of our EMEA and Pacific Rim businesses,” said Vic Grizzle, CEO of AWI. “The closing of this transaction completes our pivot to an Americas-only business focused on the significant growth opportunities available to us through our investment and innovation in mineral fiber ceilings and expanding capabilities in the architectural specialty ceiling and walls categories.”

About Armstrong World Industries, Inc.

AWI is a global leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions. For more information, visit www.armstrongceilings.com.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” section of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Additional forward looking non-GAAP metrics are available on the Company’s website at www.armstrongceilings.com under the Investors tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

Armstrong World Industries

2500 Columbia Avenue, Lancaster, PA 17603

717.397.0611 | www.armstrongceilings.com